Exhibit 99.2

FOR IMMEDIATE RELEASE

Ingersoll Rand to Acquire Cameron’s Centrifugal Compression Division

•	Strong strategic fit with Ingersoll Rand compressed air business

•	Broadens portfolio of compression products and services; strengthens key engineering and machining capabilities

•	Provides access to attractive, fast-growing power generation and process gas applications

•	Transaction accretive to earnings per share, EBITDA margins and ROIC in 2015

Swords, Ireland, August 18, 2014 - Ingersoll-Rand plc (NYSE:IR), a world leader in creating comfortable, sustainable and efficient environments, today announced it has entered into an agreement to acquire the assets of Cameron International Corporation’s (NYSE:CAM) Centrifugal Compression division for $850 million. The acquisition is expected to close before the end of the year, subject to regulatory approval.

The division provides centrifugal compression equipment and aftermarket parts and services for global industrial applications, air separation, gas transmission and process gas. Cameron’s Centrifugal Compression division generated sales of approximately $400 million in 2013, has approximately 850 employees and operates from 12 global locations. Upon closing of the transaction, Ingersoll Rand will welcome the Turbo-Air® and MSG® brands into the Ingersoll Rand family of brands.

“Cameron’s Centrifugal Compression division offers complementary product, manufacturing and engineering strengths as well as financial synergies that make it a natural fit into our core business and will provide meaningful value to our shareholders,” said Michael W. Lamach, chairman and chief executive officer. “This opportunity expands our Industrial Segment and will be immediately accretive to EPS, EBITDA margins and ROIC.”

The acquisition will strengthen Ingersoll Rand’s Compressed Air Systems and Services business, which provides a wide range of centrifugal, reciprocating and rotary air compressor products used in a variety of industrial and manufacturing applications. Cameron’s Centrifugal Compression division will also expand Ingersoll Rand’s compression offerings into areas such as air separation, petrochemical, chemical, and process gas.

“We are pleased at the prospect of our centrifugal air compressor division joining Ingersoll Rand’s Compressed Air Systems and Services business to offer expansion into efficiency and flow offerings and enable customers to be better served,” said Jack Moore, chairman and chief executive officer of Cameron International Corporation.

Ingersoll Rand plans to fund the acquisition through a combination of cash on hand and debt.

Investor Conference Call
Michael W. Lamach and Sue Carter, senior vice president and chief financial officer, will hold a conference call for investors today at 9:30 a.m. Eastern Standard Time to outline the proposed acquisition and answer questions. The call can be accessed via the company’s web site: www.ingersollrand.com. Presentation materials will be available on the web site prior to the call.

J.P. Morgan Securities LLC acted as the financial advisors and Simpson Thacher & Bartlett acted as legal advisors for Ingersoll Rand in this transaction.

Forward-Looking Statements
This news release includes “forward-looking statements,” which are statements that are not historical facts, including, but not limited to, statements that relate to our intent to acquire the assets of Cameron International Corporation’s Centrifugal Compression division, the expected benefits of the proposed transaction, the timing of the transaction and the impact on our earnings per share, EBITDA margins, ROIC and other financial measures. The forward-looking statements in this news release are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are outside of our control, and could cause results to materially differ from expectations. Such risks and uncertainties, include, but are not limited to: our ability to timely obtain, if ever, necessary regulatory approvals of the proposed transaction; adverse effects on the market price of our ordinary shares and on our operating results because of our inability to timely complete, if ever, the proposed transaction; our ability to fully realize the expected benefits of the proposed transaction; negative effects of announcement or consummation of the proposed transaction on the market price of the company’s ordinary shares;

significant transaction costs and/or unknown liabilities; general economic and business conditions that may impact the companies in connection with the proposed transaction; unanticipated expenses such as litigation or legal settlement expenses; changes in capital market conditions; the impact of the proposed transaction on the company’s employees, customers and suppliers; and the ability of the companies to successfully integrate operations after the transaction. Actual results could differ materially. For further information regarding risks and uncertainties associated with our businesses, please refer to our Form 10-K for the year ended December 31, 2013, Form 10-Q for the quarter ended March 31, 2014, June 30, 2014, and in our other SEC filings. We assume no obligation to update these forward-looking statements.

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About Ingersoll Rand
Ingersoll Rand (NYSE:IR) advances the quality of life by creating comfortable, sustainable and efficient environments. Our people and our family of brands- including Club Car®, Ingersoll Rand®, Thermo King® and Trane® -work together to enhance the quality and comfort of air in homes and buildings; transport and protect food and perishables; and increase industrial productivity and efficiency. We are a global business committed to a world of sustainable progress and enduring results. For more information, visit www.ingersollrand.com.